Exhibit 99.01

DexCom Inc. Reports Second Quarter 2006 Financial Results

SAN DIEGO -(BUSINESS WIRE-July 20, 2006)-DexCom, Inc. (Nasdaq:DXCM) today reported a net loss of $11.2 million or $0.41 per share for the second quarter of 2006, compared to $6.4 million or $0.29 per share for the second quarter of 2005.  For the six months ended June 30, 2006, net loss totaled $22.1 million or $0.84 per share compared to $12.5 million or $1.01 per share for the same six month period in 2005.

“We made substantial progress in the commercial launch of our STS continuous glucose monitoring system selling nearly 900 new customer systems since launch,” stated Steve Kemper, Chief Financial Officer.  “We are establishing continuous monitoring as one of the most important advances in diabetes management and DexCom has emerged as a leader in this new category. During the quarter, we saw momentum build as we sold over 500 new systems in the month of June.”

DexCom reported revenues of $479,000 for the second quarter of 2006 after launching its first product on March 28, 2006. No revenues were recorded in 2005. Cost of sales increased to $2.1 million for the second quarter of 2006 compared to zero for the second quarter in 2005. During 2005 pre-launch manufacturing department costs were included in research and development expense. Cost of sales includes both the direct costs of each product sold and the fixed costs associated with maintaining our manufacturing operations.

Research and development expense, including stock-based compensation, increased $16,000 to $5.4 million for the second quarter of 2006, compared to $5.3 million for the second quarter of 2005. Changes in research and development expenses were related to increased development expenses and higher clinical costs offset by manufacturing expenses that are classified in cost of sales since the product launch. Included in the higher research and development expenses were stock based compensation, increased compensation expenses and greater tooling and fixturing costs primarily offset by $1.1 million in lower manufacturing costs that are included in cost of sales for 2006.

Selling, general and administrative expense, including stock-based compensation, increased $3.4 million to $4.9 million for the second quarter of 2006, compared to $1.5 million for the second quarter of 2005. The increase was primarily due to higher sales and marketing costs including increased compensation, advertising and promotion, administrative compensation costs and legal expenses.

Due to the timing of today’s public announcement of DexCom’s second quarter financial results, the scheduled July 26, 2006 expiration of the lock-up agreements entered into by certain DexCom security holders in connection with DexCom’s follow-on public offering in May of this year has been extended through Monday, August 7, 2006.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (800) 240-8658 (US/Canada) or (303) 205-0044 (International) and use the participant code “1496133” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing continuous glucose monitoring systems for people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a development stage medical device company with a limited operating history. The company received approval from the FDA for its STS continuous glucose monitor on March 24, 2006, and has only recently launched the sale of this product throughout the United States. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending March 31, 2006, as filed with the Securities and Exchange Commission on May 15, 2006.

FOR MORE INFORMATION:
Steve Kemper
Chief Financial Officer
(858) 200-0200
www.dexcom.com

DexCom, Inc.
BALANCE SHEETS

	June 30, 2006	December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,977,872	$37,247,064
Short-term marketable securities, available-for-sale	48,365,007	13,277,688
Accounts receivable, net	91,404	—
Inventory	3,207,629	—
Prepaid and other current assets	1,408,929	488,015
Total current assets	77,050,841	51,012,767
Property and equipment, net	6,657,203	5,463,491
Restricted cash	914,000	250,000
Total assets	$84,622,044	$56,726,258
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$2,216,212	$6,008,194
Accrued payroll and related expenses	2,207,158	889,362
Accrued clinical trials	350,976	176,540
Current portion of long-term debt	150,000	—
Total current liabilities	4,924,346	7,074,096
Deferred rent	340,953	240,099
Long-term debt, net of current portion	1,350,000	—
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively.	—	—
Common stock, $0.001 par value, 100,000,000 authorized; 28,059,015 and 25,416,559 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively.	28,059	25,417
Additional paid-in capital	183,903,894	134,257,379
Deferred stock-based compensation	—	(1,084,214)
Accumulated other comprehensive loss	(62,740)	(11,928)
Accumulated deficit	(105,862,468)	(83,774,591)
Total stockholders’ equity	78,006,745	49,412,063
Total liabilities and stockholders’ equity	$84,622,044	$56,726,258

DexCom, Inc.
STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$479,078	$—	$493,853	$—
Cost of sales	2,090,544	—	4,171,764	—
Gross margin	(1,611,466)	—	(3,677,911)	—
Operating expenses:
Research and development	5,361,419	5,345,568	10,855,505	10,780,645
Selling, general and administrative	4,932,359	1,496,658	8,773,799	2,183,253
Total operating expenses	10,293,778	6,842,226	19,629,304	12,963,898
Interest and other income	736,424	457,978	1,219,338	593,715
Net loss	(11,168,820)	(6,384,248)	(22,087,877)	(12,370,183)
Accretion to redemption value of Series B, Series C, and Series D redeemable convertible preferred stock	—	(15,242)	—	(122,232)
Net loss attributable to common stockholders	$(11,168,820)	$(6,399,490)	$(22,087,877)	$(12,492,415)
Basic and diluted net loss per share attributable to common stockholders	$(0.41)	$(0.29)	$(0.84)	(1.01)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	27,080,115	22,140,149	26,322,567	12,417,909